EXHIBIT 99.1

Harrow Health Acquires Ophthalmic Surgical Drug Candidate

from Wakamoto Pharmaceutical Co., Ltd.

NASHVILLE, Tenn. and TOKYO, August 18, 2021 – Harrow Health, Inc. (NASDAQ: HROW), an ophthalmic-focused healthcare company, today announced that it has entered into an agreement with Wakamoto Pharmaceutical Co., Ltd. to acquire the U.S. and Canadian commercial rights for drug candidate MAQ-100, a preservative-free triamcinolone acetonide ophthalmic injection.

MAQ-100 is marketed and sold by Wakamoto in Japan as MaQaid®. Following Japan’s Ministry of Health Labor and Welfare (or MHLW) approval, MaQaid was launched in Japan in 2010, indicated as an intravitreal injection for visualization for vitrectomy. Since its initial MHLW approval, the indication for MaQaid was expanded to include (a) treatments for alleviation of diabetic macular edema, (b) macular edema associated with retinal vein occlusion (or RVO), and (c) non-infectious uveitis. Harrow intends to leverage the clinical data used for Japanese market approval of MaQaid, initially to support a clinical program and U.S. market NDA submission of MAQ-100 for visualization during vitrectomy.

Mark L. Baum, CEO of Harrow Health, stated, “We are indeed honored to work with our new partners at Wakamoto to bring MAQ-100 to the U.S. and Canadian markets. This transaction is an excellent strategic fit with our recent commitment to expand our footprint to include retina-focused surgeons and follows our recent announcement of the acquisition of AMP-100, a patented, innovative ocular surface anesthetic drug candidate. Both transactions represent progress towards the execution of our strategic goal to grow Harrow through the addition of high-value products to our pharmaceutical portfolio. And both transactions allow us to leverage our wholly owned, efficient, scalable, and tech-enabled ImprimisRx ophthalmic-focused platform to expand the portfolio of ophthalmic pharmaceutical products we provide to the thousands of prescribers we serve across the country.”

Norihisa Kojima, CEO for Wakamoto Pharmaceuticals, stated, “We are very glad to have an opportunity to collaborate with Harrow Health. We believe Harrow Health’s exclusive focus on ophthalmology and commitment to thousands of American ophthalmic surgeons, providing high-quality and innovative medications, make Harrow an excellent selection for potential expansion to the U.S. and Canada markets.”

Under the terms of the agreement, Wakamoto will receive payments based on the achievement of commercial milestones and supply Harrow with MAQ-100. Harrow Health will have marketing rights for the U.S. and Canada, while Wakamoto Pharmaceuticals will retain MAQ-100 marketing rights in other countries.

B. Riley Securities acted as financial advisors to Harrow Health and MP Advisors acted as strategic advisors to Wakamoto on the transaction.

About Wakamoto Pharmaceutical Co., Ltd.

Wakamoto Pharmaceutical Co., Ltd. (Head office: Tokyo, CEO: Norihisa Kojima), a Japanese pharmaceutical company, started in 1929. Wakamoto Pharmaceuticals manufactures and sells various kinds of ethical drugs in ophthalmology, OTC products and food supplements.

-MORE-

HROW Acquires Ophthalmic Surgical Drug Candidate

August 18, 2021

About Harrow Health

Harrow Health, Inc. (NASDAQ: HROW) is an ophthalmic-focused healthcare company. The Company owns and operates ImprimisRx, one of the nation’s leading ophthalmology-focused pharmaceutical businesses, and Visionology, a direct-to-consumer eye care subsidiary focused on chronic eye disease. Harrow Health also holds non-controlling equity positions in Eton Pharmaceuticals, Surface Ophthalmics and Melt Pharmaceuticals, all of which started as Harrow Health subsidiaries, and owns royalty rights in four clinical-stage drug candidates being developed by Surface Ophthalmics and Melt Pharmaceuticals. For more information about Harrow Health, please visit the Investors section of the corporate website, harrowinc.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this release that are not historical facts may be considered such “forward-looking statements.” Forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties which may cause results to differ materially and adversely from the statements contained herein. Some of the potential risks and uncertainties that could cause actual results to differ from those predicted include the impact of the COVID-19 pandemic and any future health epidemics on our financial condition, liquidity and results of operations; our ability to make commercially available our compounded formulations and technologies in a timely manner or at all; market acceptance of the Company’s formulations and challenges related to the marketing of the Company’s formulations; risks related to our compounding pharmacy operations; our ability to enter into other strategic alliances, including arrangements with pharmacies, physicians and healthcare organizations for the development and distribution of our formulations; our ability to obtain intellectual property protection for our assets; our ability to accurately estimate our expenses and cash burn, and raise additional funds when necessary; risks related to research and development activities; the projected size of the potential market for our technologies and formulations; unexpected new data, safety and technical issues; regulatory and market developments impacting compounding pharmacies, outsourcing facilities and the pharmaceutical industry; competition; and market conditions. These and additional risks and uncertainties are more fully described in Harrow Health’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Such documents may be read free of charge on the SEC’s web site at www.sec.gov. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Except as required by law, Harrow Health undertakes no obligation to update any forward-looking statements to reflect new information, events or circumstances after the date they are made, or to reflect the occurrence of unanticipated events.

Contacts:
For Harrow:	For Wakamoto Pharmaceuticals Co., Ltd.:
Investors	Kazuhiko Fukuhara
Jamie Webb, Director of Communications and IR	Manager Public Relations Office
jwebb@harrowinc.com	+81-3-3279-0371
615-733-4737

Media
Deb Holliday
Holliday Communications, Inc.
deb@hollidaycommunications.net
412-877-4519

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